Exhibit 99.1

Eden Bioscience Announces Voluntary Delisting From Nasdaq and Filing of

Articles of Dissolution

WOODINVILLE, WA -- (Marketwire – June 18, 2009) - Eden Bioscience Corporation (NASDAQ: EDEN) today announced that it has notified the NASDAQ Stock Market ("NASDAQ") of its intent to voluntarily delist and deregister its common stock (the "Stock") from The Nasdaq Capital Market.  The Company has determined to voluntarily delist and deregister the Stock in connection with the recent approval by the Company's shareholders of a plan of complete dissolution and liquidation of the Company.

Prior to the open of the market on June 30, 2009, the Company will file with the Securities and Exchange Commission (the "SEC") and NASDAQ a Form 25 relating to the delisting and deregistration of the Stock.  The Company expects that trading in the Stock will be permanently suspended by NASDAQ effective at the open of trading on June 30, 2009, with official delisting of the Stock becoming effective ten days thereafter, on July 10, 2009. The Company has not arranged for listing and/or registration of the Stock on another national securities exchange or for quotation in a quotation medium.

On June 18, 2009, the Company filed its articles of dissolution with the Secretary of State of the State of Washington and the Company will be dissolved as of 5:00 p.m., Pacific Time, on June 29, 2009 (the "Effective Time"). At the Effective Time, the Company will close its stock transfer books and discontinue recording transfers of shares of its Stock. After the Effective Time, certificates representing shares of Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.

Cautionary Statement About Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology.

Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The Company’s actual results may differ materially from those expressed or implied by these forward-looking statements based on a number of factors, including the Company's ability to sell its assets in a timely manner or at all pursuant to the proposed Plan, the Company's ability to settle, make reasonable provision for or otherwise resolve its liabilities and obligations, and the other risks and uncertainties described in Eden Bioscience’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and the Company’s other reports filed with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as to the date of this press release. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

CONTACT

Nathaniel T. Brown

Eden Bioscience Corporation

14522 NE North Woodinville Way, Suite 202B

Woodinville, WA 98072

425-984-2120

Fax: 425-806-7400